UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 22, 2019

Date of Report (Date of earliest event reported)

MONOTYPE IMAGING HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33612	20-3289482
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

600 Unicorn Park Drive

Woburn, Massachusetts 01801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 970-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2019 (the “Closing Date”), Monotype Imaging Holdings Inc., a Delaware corporation (the “Company”), entered into a new credit agreement (the “New Credit Agreement”) by and among the Company, Monotype Imaging Inc., a Delaware corporation (the “Borrower”), and certain other of the Company’s subsidiaries which are party thereto, the financial institutions party thereto as Lenders (as defined therein) and Bank of America, N.A., as administrative agent (“Agent”). Pursuant to the New Credit Agreement, the Lenders have agreed to provide the Borrower with a five-year, $200 million senior secured revolving credit facility (the “Credit Facility”) subject to the terms and conditions contained therein. The Credit Facility permits the Borrower to request that the Lenders, at their election, increase the amount of the Credit Facility up to a maximum of $300 million.

The New Credit Agreement replaced the Company’s existing $150 million revolving credit facility (the “Original Credit Agreement”) by and between the Company, the other loan parties and lenders party thereto and Silicon Valley Bank, as agent. The Original Credit Agreement was terminated effective on the Closing Date and was scheduled to mature on September 15, 2020.

Borrowings under the Credit Facility bear interest at a variable rate per annum equal to LIBOR plus between 1.0% and 1.625%, or, at the Borrower’s option, the Base Rate (as defined therein) plus between 0.0% and 0.625%, in each case, with the exact interest rate margin determined based on the Consolidated Leverage Ratio (as defined therein).

The New Credit Agreement includes financial covenants which require the Company to maintain (a) a Total Leverage Ratio (as defined therein) of no greater than 3.25 to 1.0 (or, upon a Qualified Acquisition (as defined therein), subject to certain conditions, 3.75 to 1 and (b) a minimum Consolidated Interest Coverage Ratio (as defined therein) of 3.00 to 1.0. The New Credit Agreement also contains customary affirmative and negative covenants for transactions of this type and other affirmative and negative covenants agreed to by the parties, including, among others, limits on the Company and its subsidiaries’ ability to incur debt or liens, engage in sale-leaseback transactions, make loans, investments and acquisitions, incur additional indebtedness, engage in mergers, enter into asset sales, transact with affiliates and alter its business. The New Credit Agreement also provides for a number of customary events of default, including, among others, payment, bankruptcy, covenant, representation and warranty, change of control and judgment defaults. Failure to comply with these covenants, or the occurrence of an event of default, could permit the Lenders under the New Credit Agreement to declare all amounts borrowed under the New Credit Agreement, together with accrued interest and fees, to be immediately due and payable.

The obligations of the Borrower under the Credit Facilities are unconditionally guaranteed by the Company and certain of its subsidiaries and secured by a lien on substantially all of the present and future property and assets of the Company and such subsidiaries, in each case, subject to limited exceptions and exclusions.

The above description of the New Credit Agreement is a summary and is qualified in its entirety by the New Credit Agreement itself, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

Effective March 22, 2019, the Original Credit Agreement was terminated.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit Number

10.1	Credit Agreement by and among Monotype Imaging Holdings Inc., as Guarantor, Monotype Imaging Inc., as Borrower, the Lenders (as defined therein) and Bank of America, N.A., as Agent, dated as of March 22, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

MONOTYPE IMAGING HOLDINGS INC.

March 26, 2019	By:	/s/ Anthony Callini
Anthony Callini
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary